Exhibit 99.1

M/I Homes Reports
2015 Third Quarter Results

Columbus, Ohio (October 22, 2015) - M/I Homes, Inc. (NYSE:MHO) announced results for the third quarter and nine months ended September 30, 2015.

2015 Third Quarter Highlights:

•	Pre-tax income of $26.5 million - a 19% increase over 2014’s third quarter

•	Revenue increased 10% to $363.5 million; average closing price increased 9%

•	Gross margin of 21.5%, up 80 basis points from 2014’s third quarter

•	Net income of $15.6 million ($0.51 per diluted share)

•	New contracts increased 11%; homes delivered increased 1%

•	Backlog sales value increased 27% to $657 million

For the third quarter of 2015, the Company reported net income of $15.6 million, or $0.51 per diluted share. This compares to net income of $13.6 million, or $0.44 per diluted share, for the third quarter of 2014. For the nine months ended September 30, 2015, the Company reported net income of $38.5 million, or $1.25 per diluted share, compared to net income of $30.5 million for the nine months ended September 30, 2014, which excludes a $9.3 million benefit from the reversal of our state deferred tax asset valuation allowance.

Homes delivered in 2015's third quarter were 994 compared to 985 deliveries in 2014's third quarter - a 1% increase. Homes delivered for the nine months ended September 30, 2015 were 2,630 compared to 2014's deliveries of 2,616. New contracts for 2015's third quarter were 988, an increase of 11% from 2014's third quarter. For the first nine months of 2015, new contracts increased 11% from 2,890 in 2014 to 3,196 in 2015. M/I Homes had 166 active communities at September 30, 2015 compared to 147 at September 30, 2014. The Company's cancellation rate was 16% in both the third quarter of 2015 and 2014. Homes in backlog increased 15% at September 30, 2015 to 1,788 units, with a sales value of $657 million (a 27% increase over last year’s third quarter), and average sales price in backlog increased 10% to a record high of $367,000. At September 30, 2014, the sales value of the 1,554 homes in backlog was $518 million, with an average sales price of $333,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased with our third quarter results highlighted by record high revenue of $363.5 million, 10% above 2014’s third quarter, and $26.5 million of pre-tax income, 19% better than the third quarter of 2014. A number of factors contributed to our improved profitability including a 9% increase in our average closing price, an 80 basis point improvement in gross margin, and improving returns as third quarter operating margin increased to 8.3% from 7.5% a year ago. Our backlog sales value also increased 27% to $657 million and backlog units increased 15% to 1,788 homes. In addition, we have opened 42 new communities this year and remain on track to increase our community count by 15% in 2015.

Mr. Schottenstein continued, “Our financial condition is strong with shareholders’ equity of $583 million. Looking ahead, with the strength of our backlog and planned new community openings, we are poised to have a very solid

2015. We remain focused on increasing profitability, growing our market share, and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2016.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 93,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes). The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
New contracts	988	892	3,196	2,890
Average community count	161	146	155	152
Cancellation rate	16%	16%	15%	16%
Backlog units			1,788	1,554
Backlog value			$656,917	$518,086
Homes delivered	994	985	2,630	2,616
Average home closing price	$349	$320	$339	$309

Homebuilding revenue:
Housing revenue	$346,562	$315,357	$891,674	$809,441
Land revenue	7,619	7,830	31,490	15,860
Total homebuilding revenue	$354,181	$323,187	$923,164	$825,301

Financial services revenue	9,276	7,580	26,308	21,915
Total revenue	$363,457	$330,767	$949,472	$847,216

Cost of sales - operations	285,416	261,636	744,194	666,817
Cost of sales - impairment	—	622	—	1,426
Gross margin	$78,041	$68,509	$205,278	$178,973
General and administrative expense	23,651	21,724	64,690	61,320
Selling expense	24,270	21,955	64,891	58,175
Operating income	$30,120	$24,830	$75,697	$59,478
Equity in income of unconsolidated joint ventures	(36)	(22)	(248)	(62)
Interest expense	3,658	2,649	11,870	9,549
Income before income taxes	$26,498	$22,203	$64,075	$49,991
Provision for income taxes	10,928	8,586	25,587	10,188
Net income	$15,570	$13,617	$38,488	$39,803
Preferred dividends	1,218	1,218	3,656	3,656
Net income to common shareholders	$14,352	$12,399	$34,832	$36,147

Earnings per share:
Basic	$0.58	$0.51	$1.42	$1.48
Diluted	$0.51	$0.44	$1.25	$1.30

Weighted average shares outstanding:
Basic	24,605	24,474	24,551	24,454
Diluted	30,067	29,921	30,021	29,900

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2015	2014
Assets:
Total cash and cash equivalents(1)	$28,126	$26,066
Mortgage loans held for sale	77,550	76,983
Inventory:
Lots, land and land development	539,517	402,352
Land held for sale	5,803	2,898
Homes under construction	488,041	419,931
Other inventory	100,053	68,783
Total Inventory	$1,133,414	$893,964

Property and equipment - net	11,841	11,430
Investments in unconsolidated joint ventures	33,282	40,769
Deferred income taxes, net of valuation allowance	70,943	102,882
Other assets	50,846	41,060
Total Assets	$1,406,002	$1,193,154

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$228,769	$228,369
Convertible senior subordinated notes due 2017	57,500	57,500
Convertible senior subordinated notes due 2018	86,250	86,250
Notes payable bank - homebuilding	156,100	14,400
Notes payable - other	9,363	8,530
Total Debt - Homebuilding Operations	$537,982	$395,049

Notes payable bank - financial services operations	73,239	73,778
Total Debt	$611,221	$468,827

Accounts payable	95,950	97,873
Other liabilities	115,493	93,161
Total Liabilities	$822,664	$659,861

Shareholders' Equity	583,338	533,293
Total Liabilities and Shareholders' Equity	$1,406,002	$1,193,154

Book value per common share	$21.64	$19.75
Net debt/net capital ratio(2)	50%	45%

(1)	2015 and 2014 amounts include $3.1 million and $8.9 million of restricted cash and cash held in escrow, respectively.

(2)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Adjusted EBITDA(1)	$37,694	$32,317	$97,223	$80,094

Cash flow used in operating activities	$(48,986)	$(40,042)	$(95,196)	$(106,711)
Cash used in investing activities	$(2,020)	$(2,292)	$(6,048)	$(11,499)
Cash provided by financing activities	$54,288	$25,859	$110,764	$6,653

Land/lot purchases	$82,639	$58,788	$177,456	$183,671
Land development spending	$63,187	$41,276	$145,414	$93,213
Land gross margin	$905	$1,022	$6,364	$2,785

Financial services pre-tax income	$4,444	$3,402	$14,287	$11,185

(1)	See "Non-GAAP Financial Results / Reconciliation" table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliation
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$15,570	$13,617	$38,488	$39,803
Add:
Provision for income taxes	10,928	8,586	25,587	10,188
Interest expense net of interest income	3,128	2,202	10,496	8,331
Interest amortized to cost of sales	4,318	4,281	11,637	11,232
Depreciation and amortization	2,478	2,113	7,213	6,062
Non-cash charges	1,272	1,518	3,802	4,478
Adjusted EBITDA	$37,694	$32,317	$97,223	$80,094

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2015	2014	Change	2015	2014	Change
Midwest	341	325	5%	1,158	1,093	6%
Southern	399	327	22%	1,220	1,026	19%
Mid-Atlantic	248	240	3%	818	771	6%
Total	988	892	11%	3,196	2,890	11%

HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2015	2014	Change	2015	2014	Change
Midwest	363	381	(5)%	962	931	3%
Southern	377	344	10%	964	949	2%
Mid-Atlantic	254	260	(2)%	704	736	(4)%
Total	994	985	1%	2,630	2,616	1%

BACKLOG
	September 30, 2015			September 30, 2014
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	701	$265	$378,000	707	$237	$336,000
Southern	706	$256	$363,000	526	$170	$323,000
Mid-Atlantic	381	$136	$357,000	321	$111	$346,000
Total	1,788	$657	$367,000	1,554	$518	$333,000

LAND POSITION SUMMARY
	September 30, 2015			September 30, 2014
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,619	3,632	7,251	3,510	2,626	6,136
Southern	4,683	5,114	9,797	5,071	4,591	9,662
Mid-Atlantic	2,771	1,743	4,514	2,637	2,647	5,284
Total	11,073	10,489	21,562	11,218	9,864	21,082